Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 06-15

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI TO ACQUIRE RIG TOOLS, INC.

Acquisition Will Significantly Expand Rental Equipment Fleet and Broaden Customer Base

Acquisition to be Immediately Accretive to Earnings

CARENCRO, LA – JUNE 27, 2006 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today the execution of a letter of intent for the acquisition of Rig Tools, Inc., a leading Gulf Coast lessor of oilfield equipment and provider of specialized oilfield and environmental services. The purchase price includes a combination of $10.0 million of cash, $4.0 million of convertible promissory notes and the assumption of certain bank debt. Completion of the acquisition is subject to finalization of due diligence satisfactory to OMNI, negotiation of a definitive purchase agreement with terms acceptable to both parties and approval of the transaction by the Company’s lenders and Board of Directors. Closing is expected during the fourth quarter of 2006.

Rig Tools employs approximately 85 employees from its corporate headquarters in Youngsville, Louisiana and operating facilities in Navasota, Donie, Timpson and Alice, Texas. Rig Tools maintains an extensive fleet of rental equipment for various oilfield and commercial applications including water, mud and disposal pumps; mud, fuel and frac tanks; air compressors; wireline units; generators; high pressure washers; light towers; tubing; and handling tools. Rig Tools also offers certain land based environmental cleaning services. Rig Tools expects its revenues for the twelve month period ending June 30, 2006 to approach $13.0 million.

Commenting on the proposed acquisition, James C. Eckert, OMNI’s Chief Executive Officer said, “This is a very exciting and strategic acquisition for OMNI. As we continue to experience increasing demand for our rental equipment and specialized environmental services, the availability of the equipment and services obtained through this acquisition will translate into increased utilization of our rental equipment fleet. The proposed acquisition of Rig Tools will not only help meet the increased demand for our equipment but it will expand the variety of rental packages we will be able to offer our customers. Further, the acquisition of Rig Tools will broaden the customer base over which we can offer our equipment and specialized environmental cleaning services. Rig Tools is a leading supplier of rental equipment to the land based oil and gas industry with their packages found on many of the land based drilling rigs currently operating in Louisiana, Texas and Oklahoma. We believe the environmental services offered by Rig Tools, in combination with the specialized environmental cleaning services offered by Trussco, our environmental unit, will significantly enhance our position as a leading provider of environmental cleaning services in the land base regions of the Gulf Coast. We expect the proposed acquisition to be immediately accretive to our financial results. Management continues to seek strategic acquisitions that provide both stability to our earnings and support expansion of our core business units; thus translating into an improved bottom line and increase shareholder value.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. The company provides its services through three business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to negotiate and execute a definitive purchase agreement and ultimately complete the proposed acquisition referenced herein, the ability to integrate successfully the proposed acquisition referenced herein, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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